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                                                                     EXHIBIT 4.2


                      AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT

         THIS AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT (this "Amendment") is entered into as of December 11, 1998 by and between PHYSICIAN RELIANCE NETWORK, INC., a Texas corporation (the "Company"), and HARRIS TRUST AND SAVINGS BANK (the "Rights Agent"), amending the Rights Agreement, dated as of June 2, 1997, between the Company and the Rights Agent (the "Rights Agreement").

         In consideration of the mutual agreements herein set forth, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and pursuant to Section 27 of the Rights Agreement, the parties hereby agree as follows:

         1. Defined Terms. Capitalized terms defined in the Rights Agreement and used herein shall have the meanings given to them in the Rights Agreement.

         2. Amendments to Section 1.

                  (a) Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, so long as the Merger Agreement and the Affiliate Agreements have not been terminated pursuant to the terms thereof, neither AOR nor any Affiliate of AOR nor any other Person party to the Merger Agreement or Affiliate Agreements shall be deemed to be an Acquiring Person solely by reason of the execution, delivery, or performance of the Merger Agreement or any Affiliate Agreement (or any announcement relating thereto), or by the acquisition, exchange, or cancellation of Common Stock pursuant to the Merger."

                  (b) Section 1 of the Rights Agreement is amended to add the following provisions at the end thereof:

         "(z) For purposes of this Agreement:

                  'Affiliate Agreements' shall mean the Affiliate Agreements, dated as of December 11, 1998, among AOR and certain shareholders of the Company, as amended from time to time in accordance with their terms."

                  'AOR' shall mean American Oncology Resources, Inc., a Delaware corporation;

                  'Effective Time' shall have the meaning assigned to such term in the Merger Agreement;

                  'Merger' shall have the meaning assigned to such term in the Merger Agreement; and


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                  'Merger Agreement' shall mean the Agreement and Plan of Merger dated as of December 11, 1998 among AOR, Diagnostic Acquisition, Inc., a Texas corporation, and the Company, as amended from time to time in accordance with its terms.

         3. Amendment of Section 3(a). Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

"Notwithstanding anything in this Rights Agreement to the contrary, so long as the Merger Agreement has not been terminated pursuant to the terms thereof, an Exercisability Date shall not be deemed to have occurred solely as the result of the execution, delivery, or performance of the Merger Agreement or any Affiliate Agreement (or any announcement relating thereto), or the acquisition, exchange, or cancellation of Common Stock pursuant to the Merger."

         6. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is amended by deleting the word "or" in the second line of such subsection and substituting in its place "," and by deleting the words "(the earlier of (i) and (ii) being the 'Expiration Date')" in the third and fourth lines of such subsection and substituting in their place the following clause: "or (iii) immediately prior to the Effective Time of the Merger (the earliest of (i), (ii), or (iii) being herein referred to as the 'Expiration Date')."

         7. Effectiveness. This Amendment shall be deemed effective as of December 11, 1998, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         8. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


                                  PHYSICIAN RELIANCE NETWORK, INC.



                                  By:    /s/ George P. McGinn, Jr.
                                         ---------------------------------------
                                  Title: Executive Vice President
                                         ---------------------------------------



                                  HARRIS TRUST AND SAVINGS BANK, as Rights Agent

                                  By:    /s/ Susan M. Shadel
                                         ---------------------------------------
                                  Title: Assistant Vice President
                                         ---------------------------------------